ARTICLES OF INCORPORATION
                                       OF
                             EARTHNETMEDIA.COM, INC.


FIRST:     That the name of the corporation is

                             EARTHNETMEDIA.COM, INC.

SECOND: The name of the resident agent of the corporation is Laughlin & Associates, 2533 North Carson Street, Carson City, NV 89706.

THIRD: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Nevada other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the Nevada Corporation Code.

FOURTH: The total authorized capital stock of the corporation shall be 25,000,000 shares of common stock having a par value of $0.001 per share. The corporation is authorized to issue only one class of shares of stock and the total number of shares to be issued is 25,000,000.

 FIFTH: The members of the governing board shall be styled Board of Directors. The Board of Directors shall have a minimum of one director and a maximum of seven directors. The following comprise the initial Board of Directors;

                                   Alie Chang
                           Felizian (Phil) Paul

           The address of the initial Board of Directors 2533 North Carson Street, Carson City, NV 89706.

SIXTH: The capital stock shall be subject to assessment to pay the debts of the corporation.

SEVENTH: The original incorporator is Felizian (Phil) Paul, P.O. Box 165, Santa Monica, CA 90406.

EIGHTH:    The corporation is to have perpetual existence.

NINTH: These Articles of Incorporation limit and eliminate the personal liability of its directors and officers but do not eliminate or limit the liability of directors or officers for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (2) the payment of dividends in violation of NRS. 78.300.

IN WITNESS WHEREOF, I, Felizian (Phil) Paul, as Incorporator, have executed these Articles of Incorporation this 15th day of February, 2000.




                        /s/  FELIZIAN PAUL
                             __________________________________
                             Felizian (Phil) Paul, Incorporator


I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.


                        /s/  FELIZIAN PAUL
                             ____________________
                             Felizian (Phil) Paul


STATE OF CALIFORNIA   )
                      ) ss
COUNTY OF LOS ANGELES )

On February 23, 2000 before me, Barbara J. O'Sullivan personally appeared Felizian (Phil) Paul personally known to me and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

                                    /s/ BARBARA O'SULLIVAN
                                        __________________
                                        Barbara O'Sullivan